Exhibit 99.1

October 19, 2006

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Terry Francisco, Bank of America, 704.386.4343

Bank of America reports third quarter earnings of $5.42 billion,

or $1.18 per share

Earnings per share up 24 percent

Consumer product sales at record high

Investment performance drives growth in assets under management

MBNA transition on plan and on schedule

CHARLOTTE — Bank of America Corporation today reported that net income in the third quarter of 2006 rose 41 percent to $5.42 billion from $3.84 billion a year earlier. Per-share earnings (diluted) were $1.18, up 24 percent from $0.95 a year earlier. Return on average common shareholders’ equity for the third quarter was 16.64 percent. Under purchase accounting rules, results for the third quarter of 2005 do not include MBNA, which was acquired on January 1, 2006.

Excluding merger and restructuring charges of $269 million pre-tax, equal to 4 cents per share, the company earned $5.59 billion, or $1.22 per share (diluted), in the third quarter of 2006. A year earlier merger and restructuring charges of $120 million related to the acquisition of FleetBoston Financial reduced per-share earnings by 2 cents.

“Bank of America turned in another solid performance this quarter, highlighted by strong sales, good expense control and excellent execution across the company,” said Kenneth D. Lewis, chairman and chief executive officer. “While margins continue to be under pressure due to the continuing flat yield curve and intense competition, we are benefiting from our ability to provide unmatched convenience and innovative financial solutions to our customers and clients. Our scale and scope is enabling us to make substantial investments across our company to drive growth while continuing to produce the financial results our shareholders expect.”

Revenue grew 32 percent from a year earlier while noninterest expense was up 22 percent. On a pro forma basis (including MBNA’s third quarter of 2005 results), revenue increased 10 percent while noninterest expense was up 2 percent, resulting in positive operating leverage. Historical information regarding pro forma results was included in the Form 8-K filed on April 10, 2006.

For the first nine months of 2006, Bank of America earned $15.88 billion, or $3.44 per share (diluted), compared to $12.89 billion, or $3.16 per share a year ago.

Third Quarter 2006 Highlights

•	On a pro forma basis, average managed Card Services loans grew 7 percent to a record $193.32 billion. On a GAAP basis, average held Card Services loans increased $38.53 billion to $95.95 billion, mostly attributable to MBNA. Bank of America is now the leading credit card provider in the United Kingdom. During 2006, the bank renewed contracts with 900 affinity partners, including NASCAR, the New York Mets, the National Association of Homebuilders, Penn State Alumni Association, University of North Carolina and UCLA.

•	Retail checking accounts grew by a record 744,000 in the third quarter, helped by innovative programs such as Keep the Change.™ To date, more than 3 million participating customers have enrolled in Keep the Change and saved over $200 million.

•	Home equity production increased 16 percent to $20.68 billion in the quarter due to strong sales in the banking centers and an increase in average loan size. Ending home equity portfolio balances grew 22 percent to $82.16 billion.

•	Debit card income increased 24 percent from the same quarter last year to $502 million and purchase volume grew 19 percent to a record $42.86 billion. Bank of America customers made more than 1 billion transactions with their debit cards during the quarter. Bank of America’s market share of debit card transactions is 16 percent, twice that of the nearest competitor.

•	In the third quarter, average business loans to small businesses with less than $2.5 million in annual sales grew 73 percent to nearly $13 billion compared to the third quarter of 2005. On a pro forma basis, this quarter over quarter loan growth was 31 percent. In June, Bank of America introduced Business 24/7,™ a new suite of services targeted at the small business marketplace.

•	Total average loans and leases grew 14 percent in Global Corporate and Investment Banking to more than $246 billion as businesses continued to invest and expand.

•	Total assets under management in Global Wealth and Investment Management grew 13 percent to $517 billion, driving a 9 percent growth in asset management fees. Eighty-eight percent of mutual fund assets under management were invested in funds (equity, fixed income, and money market funds) where at least one share class placed in the top two quartiles of their peer group as of Aug. 31, 2006.[1]

[1]	The share class earning the ranking may have limited eligibility and may not be available to all investors. Peer group rankings were provided by Morningstar for equity funds, Lipper for fixed income funds and iMoneyNet for money market funds.

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Third Quarter 2006 Financial Summary

Revenue

Revenue on a fully taxable-equivalent basis grew 32 percent to $18.96 billion from $14.35 billion in the third quarter of 2005. Last year’s results did not include MBNA.

Net interest income on a fully taxable-equivalent basis was $8.89 billion, compared to $7.93 billion the previous year. Besides the addition of MBNA, the increase was driven by loan growth and increases in asset-liability management activity, partially offset by higher cost of funding due to lower deposit levels. The net interest yield decreased 5 basis points to 2.73 percent.

Noninterest income was up 57 percent to $10.01 billion from $6.42 billion. Besides the addition of MBNA, which helped boost card income, these results were impacted by continued strength in service fee income and increases in trading account profits. Other income increased significantly due to a $720 million pre-tax gain on the sale of the bank’s Brazilian operations. In 2005 this component was affected negatively by approximately $400 million due to the results of the ALM process, including the change in the value of derivatives used as economic hedges that did not qualify for SFAS 133.

Sales of debt securities resulted in a $469 million net loss in the third quarter of 2006 as the company repositioned its balance sheet compared to a $29 million net gain in the third quarter of 2005.

Efficiency

The efficiency ratio for the third quarter of 2006 was 46.75 percent (45.33 percent before merger and restructuring charges) driven by continued positive operating leverage. The sale of the Brazilian operations benefited the efficiency ratio by approximately 200 basis points. Noninterest expense increased to $8.86 billion from $7.29 billion a year ago. Expenses increased primarily due to MBNA, including $269 million in pre-tax merger and restructuring charges.

Cost savings for the merger in the third quarter were $357 million pre-tax, due primarily to personnel reductions, technology savings and marketing synergies. The transition has exceeded projected savings targets for 2006.

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Credit Quality

Consumer credit quality remained stable and commercial credit quality continued to be good. Net charge-offs increased from the third quarter of 2005 due to the addition of MBNA and previously reserved for charge-offs associated with credit card minimum payment requirements. This was partially offset by lower commercial net charge-offs, as 2005 included charge-offs related to the domestic airline industry, and lower 2006 credit card bankruptcy related charge-offs. Provision expense was essentially flat compared to the third quarter of 2005 as increases from the addition of MBNA were partially offset by reduced credit-related costs on the domestic credit card portfolio.

•	Provision for credit losses was $1.17 billion, up from $1.01 billion in the second quarter of 2006, and up slightly from $1.16 billion a year earlier.

•	Net charge-offs were $1.28 billion, or 0.75 percent of average loans and leases. Net charge-offs were $1.02 billion, or 0.65 percent, in the second quarter of 2006 and $1.15 billion, or 0.84 percent, in the third quarter of 2005.

Total managed net losses were $2.20 billion, or 1.11 percent of total average managed loans and leases. This compared to $1.81 billion, or 0.98 percent in the second quarter of 2006 and $1.24 billion, or 0.90 percent in the third quarter of 2005.

•	Nonperforming assets were $1.66 billion, or 0.25 percent of total loans, leases and foreclosed properties, as of September 30, 2006. This compared to $1.64 billion, or 0.25 percent, at June 30, 2006 and $1.60 billion, or 0.29 percent, on September 30, 2005.

•	The total allowance for loan and lease losses was $8.87 billion, or 1.33 percent of total loans and leases, at September 30, 2006. This compared to $9.08 billion, or 1.36 percent, at June 30, 2006 and $8.33 billion, or 1.50 percent, at September 30, 2005, which did not include MBNA.

Capital Management

Total shareholders’ equity was $133.60 billion at September 30, 2006. Period-end assets were $1.45 trillion. The Tier 1 Capital Ratio increased to 8.48 percent from 8.33 percent on June 30, 2006 and 8.27 percent a year earlier.

During the quarter, Bank of America paid a cash dividend of $0.56 per share. Additionally, the company issued approximately 30 million common shares primarily related to employee stock options and ownership plans, and repurchased nearly 60 million common shares. Period-ending common shares issued and outstanding were 4.50 billion for the third quarter of 2006, compared to 4.53 billion for the second quarter of 2006 and 4.01 billion for the third quarter of 2005.

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Third Quarter 2006 Business Segment Results

Global Consumer and Small Business Banking

(Dollars in millions)	Q3 2006	Q3 2005
Total Revenue [1]	$10,443	$7,266

Provision for credit losses	1,144	1,107
Noninterest expense	4,730	3,255

Net Income	2,889	1,842

Efficiency ratio	45.31%	44.80%
Return on average equity	18.42	25.23

Loans and leases[2]	$193,845	$145,726
Deposits[2]	330,368	310,530

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Revenue grew 44 percent to $10.44 billion and net income increased 57 percent to $2.89 billion. Last year’s third quarter results did not include MBNA. Results were driven by higher card income due to the MBNA acquisition and higher net interest margin. On a pro forma basis (including MBNA’s third quarter of 2005 results), revenue increased 4 percent while net income increased 13 percent.

Sales of consumer financial products increased across-the-board, as the business leveraged its leading franchises in both banking centers and online capabilities. Franchise sales totaled 12 million products, an increase of 9 percent from the third quarter of 2005, including record performance in checking, debit and online sales.

On a GAAP basis, deposit balances increased by $20 billion or 6 percent, driven by the addition of the MBNA deposit portfolio. On a pro forma basis, deposits declined 2 percent from a year ago as the company continued to balance growth and profitability.

E-Commerce sales grew to more than 2 million units in the quarter, driven by checking, savings and credit card sales. Bankofamerica.com now has 20.6 million active users and 10.8 million active bill-payers.

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•	Deposits revenue increased 10 percent to $4.37 billion compared to the third quarter of 2005, while net income increased 7 percent to $1.30 billion. On a pro forma basis, deposits revenue increased 9 percent compared to the third quarter of 2005, while net income increased 6 percent.

•	Card Services had revenue of $5.33 billion, an increase of 137 percent compared to the third quarter of 2005. Net income more than tripled to $1.48 billion. On a pro forma basis, Card Services recorded an increase in revenue of 7 percent compared to the third quarter of 2005, while net income increased 47 percent. The disproportionate increase in net income is driven by a decrease in provision and non-interest expense versus prior year.

•	Home Equity had revenue of $374 million, an increase of 6 percent from the third quarter of 2005. Net income increased 5 percent to $123 million.

•	Mortgage had revenue of $354 million compared to $407 million in the third quarter of 2005 and net income of $60 million compared to $93 million a year ago.

•	ALM/Other had revenue of $11 million compared to $284 million in the third quarter of 2005 and a net loss of $74 million compared to net income of $100 million in the third quarter of 2005. On a pro forma basis, revenue was $301 million while net income was $110 million in the third quarter of 2005. The decrease in net income is due to a lower contribution from ALM activities due to a flatter yield curve.

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Global Corporate and Investment Banking

(Dollars in millions)	Q3 2006	Q3 2005
Total Revenue [1]	$6,015	$5,289

Provision for credit losses	22	12
Noninterest expense	2,965	2,854

Net Income	1,922	1,551

Efficiency ratio	49.30%	53.96%
Return on average equity	18.62	14.91

Loans and leases[2]	$246,419	$216,121
Deposits[2]	206,576	188,901
Trading-related assets[2]	340,521	328,713

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Revenue increased 14 percent to $6.02 billion from $5.29 billion. Net income rose 24 percent to $1.92 billion. Most of the increase was due to the $720 million pre-tax gain from the sale of Bank of America’s Brazilian operations. Excluding the impact of the Brazil transaction, revenue grew by 1 percent and net income declined by 4 percent, or $67 million.

Besides Brazil, the growth in revenue was driven by increased results in Global Treasury Services and strong growth in loans and deposits, which was somewhat offset by spread compression and lower equity investment gains. Excluding Brazil, net income was lower due to increased personnel costs, reflecting the build out of capital markets services and products.

Capital Markets and Advisory Services benefited from increased sales and trading results in Credit Products and Structured Products, which were offset by lower results in Liquid Products.

•	Capital Markets and Advisory Services had revenue of $1.87 billion and net income of $324 million, compared to revenue of $1.84 billion and net income of $422 million in the third quarter of 2005.

•	Business Lending had revenue of $1.40 billion and net income of $519 million, compared to revenue of $1.51 billion and net income of $569 million in the third quarter of 2005.

•	Treasury Services had revenue of $1.70 billion, up 12 percent from third quarter 2005, generating net income of $564 million, or an increase of 20 percent.

•	ALM/Other had revenue of $1.04 billion and net income of $515 million, up nearly six-fold primarily due to the sale of the Brazilian operations, which closed during the quarter.

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Global Wealth and Investment Management

(Dollars in millions)	Q3 2006	Q3 2005
Total Revenue [1]	$1,868	$1,819

Provision for credit losses	(1)	(1)
Noninterest expense	992	924

Net Income	553	568

Efficiency ratio	53.12%	50.79%
Return on average equity	21.68	22.51

Loans and leases[2]	$62,271	$55,260
Deposits[2]	113,529	118,135

(in billions)	At 9/30/06	At 9/30/05
Assets under management	$517.1	$457.4

[1]	Fully taxable-equivalent basis
[2]	Balances averaged for period

Revenue increased 3 percent, driven by higher asset management fees and continued migration of qualified banking relationships from Global Consumer and Small Business Banking into Premier Banking. Net income decreased slightly due to higher personnel expenses associated with an aggressive hiring strategy of investment professionals.

Asset management fees increased 9 percent from the third quarter of 2005 due to continued strong performance at Columbia Management. Higher assets under management balances were driven by total net asset inflows of $47 billion, in addition to increased market values of $13 billion.

•	Premier Banking & Investments had revenue of $704 million, an increase of 7 percent, and net income of $228 million, up 10 percent compared to the same period a year ago.

•	The Private Bank had revenue of $501 million, down 3 percent from the same period last year and net income of $103 million, down nearly 28 percent.

•	Columbia Management had revenue of $377 million, an increase of 12 percent, and net income of $80 million, an increase of 7 percent from the same period a year ago.

•	ALM/Other had revenue of $286 million, a decrease of 5 percent and net income of $142 million, essentially flat from the same period a year ago.

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All Other

All Other reflected $52 million of net income for the quarter, compared to a net loss of $120 million in the third quarter of 2005. In 2005, All Other was negatively affected by the results of the ALM process, including the change in the value of derivatives used as economic hedges that did not qualify for SFAS 133. The third quarter of 2006 included losses on sales of debt securities of $483 million, compared to gains on sales of debt securities of $13 million in the third quarter of 2005. Equity investment gains in this segment were $687 million compared to $640 million in the third quarter of 2005.

Note: Al de Molina, chief financial officer, will discuss third quarter 2006 results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://investor.bankofamerica.com.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 55 million consumer and small business relationships with more than 5,700 retail banking offices, nearly 17,000 ATMs and award-winning online banking with more than 20 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 175 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Please consider the investment objectives, risks, charges and expenses of Columbia mutual funds carefully before investing. Contact your financial advisor for a prospectus which contains this and other important information about the fund. Read it carefully before you invest.

Columbia Management is the primary investment management division of Bank of America Corporation. Columbia Management entities furnish investment management services and advise institutional and mutual fund portfolios. Columbia Funds are distributed by Columbia Management Distributors, Inc., member NASD, SIPC. Columbia Management Distributors, Inc. is part of Columbia Management and an affiliate of Bank of America Corporation.

Bank of America

Selected Financial Data (1)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in millions, except per share data; shares in thousands)	2006	2005	2006	2005
Financial Summary

Earnings	$5,416	$3,841	$15,877	$12,891
Earnings per common share	1.20	0.96	3.49	3.21
Diluted earnings per common share	1.18	0.95	3.44	3.16

Dividends paid per common share	0.56	0.50	1.56	1.40
Closing market price per common share	53.57	42.10	53.57	42.10
Average common shares issued and outstanding	4,499,704	4,000,573	4,547,693	4,012,924
Average diluted common shares issued and outstanding	4,570,558	4,054,659	4,614,599	4,072,991

Summary Income Statement

Net interest income	$8,586	$7,735	$25,992	$22,878
Total noninterest income	10,067	6,416	28,566	19,403

Total revenue	18,653	14,151	54,558	42,281
Provision for credit losses	1,165	1,159	3,440	2,614
Gains (losses) on sales of debt securities	(469)	29	(464)	1,013
Other noninterest expense	8,594	7,165	25,943	21,008
Merger and restructuring charges	269	120	561	353

Income before income taxes	8,156	5,736	24,150	19,319
Income tax expense	2,740	1,895	8,273	6,428

Net income	$5,416	$3,841	$15,877	$12,891

Summary Average Balance Sheet

Total loans and leases	$673,477	$539,497	$641,909	$528,331
Securities	236,033	225,952	235,874	219,314
Total earning assets	1,302,366	1,137,629	1,258,927	1,100,685
Total assets	1,497,987	1,294,754	1,457,087	1,258,041
Total deposits	676,851	632,771	670,552	633,614
Shareholders’ equity	129,262	101,246	129,256	99,832
Common shareholders’ equity	129,098	100,974	129,021	99,561

Performance Ratios

Return on average assets	1.43%	1.18%	1.46%	1.37%
Return on average common shareholders’ equity	16.64	15.09	16.44	17.29
Return on average tangible common shareholders’ equity	34.90	27.34	33.73	31.76

Credit Quality

Net charge-offs	$1,277	$1,145	$3,122	$2,914
Annualized net charge-offs as a % of average loans and leases outstanding	0.75%	0.84%	0.65%	0.74%
Managed credit card net losses as a % of average managed credit card receivables	4.23	5.74	3.68	6.04

	At September 30
	2006	2005
Balance Sheet Highlights

Loans and leases	$669,149	$554,612
Total securities	195,152	227,485
Total earning assets	1,216,965	1,091,689
Total assets	1,449,211	1,252,267
Total deposits	665,905	626,477
Total shareholders’ equity	133,597	101,728
Common shareholders’ equity	132,771	101,457
Book value per share	29.52	25.28

Tangible common equity ratio (2)	4.16%	4.39%

Risk-based capital ratios:
Tier 1	8.48 *	8.27
Total	11.46 *	11.19

Leverage ratio	6.16 *	5.90

Period-end common shares issued and outstanding	4,498,145	4,013,063

Allowance for credit losses:
Allowance for loan and lease losses	$8,872	$8,326
Reserve for unfunded lending commitments	388	390

Total	$9,260	$8,716

Allowance for loan and lease losses as a % of total loans and leases	1.33%	1.50%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	562	556
Total nonperforming loans and leases	$1,580	$1,498
Total nonperforming assets	1,656	1,597
Nonperforming assets as a % of:
Total assets	0.11%	0.13%
Total loans, leases and foreclosed properties	0.25	0.29
Nonperforming loans and leases as a % of total loans and leases	0.24	0.27

Other Data

Full-time equivalent employees	200,220	177,539
Number of banking centers - domestic	5,722	5,844
Number of branded ATMs - domestic	16,846	16,714

*	Preliminary data

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Global Consumer and Small Business Banking	Global Corporate and Investment Banking	Global Wealth and Investment Management	All Other
Three Months Ended September 30, 2006
Total revenue (FTE)(3)	$10,443	$6,015	$1,868	$635
Net income	2,889	1,922	553	52
Shareholder value added	1,542	828	291	(215)
Return on average equity	18.42%	18.62%	21.68%	n/m
Average loans and leases	$193,845	$246,419	$62,271	$170,942

Three Months Ended September 30, 2005
Total revenue (FTE)(3)	$7,266	$5,289	$1,819	$(25)
Net income	1,842	1,551	568	(120)
Shareholder value added	1,177	450	310	(614)
Return on average equity	25.23%	14.91%	22.51%	n/m
Average loans and leases	$145,726	$216,121	$55,260	$122,390

Nine Months Ended September 30, 2006
Total revenue (FTE)(3)	$31,062	$17,293	$5,791	$1,280
Net income	8,644	5,221	1,801	211
Shareholder value added	4,546	1,865	1,009	(483)
Return on average equity	18.16	16.50	23.34	n/m
Average loans and leases	$189,378	$242,161	$60,496	$149,874

Nine Months Ended September 30, 2005
Total revenue (FTE)(3)	$21,028	$15,651	$5,421	$770
Net income	5,258	5,108	1,707	818
Shareholder value added	3,297	1,820	938	(507)
Return on average equity	24.29	16.43	22.68	n/m
Average loans and leases	$142,267	$210,038	$53,063	$122,963
n/m = not meaningful

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (3)
Net interest income	$8,894	$7,933	$26,860	$23,467
Total revenue	18,961	14,349	55,426	42,870
Net interest yield	2.73%	2.78%	2.85%	2.85%
Efficiency ratio	46.75	50.76	47.82	49.83

Reconciliation of net income to operating earnings
Net income	$5,416	$3,841	$15,877	$12,891
Merger and restructuring charges	269	120	561	353
Related income tax benefit	(100)	(40)	(208)	(118)

Operating earnings	$5,585	$3,921	$16,230	$13,126

Operating Basis
Diluted earnings per common share	$1.22	$0.97	$3.52	$3.22
Return on average assets	1.48%	1.20%	1.49%	1.40%
Return on average common shareholders’ equity	17.16	15.39	16.81	17.61
Return on average tangible common shareholders’ equity	35.16	27.91	34.48	32.34
Efficiency ratio	45.33	49.92	46.81	49.00

Reconciliation of net income to shareholder value added
Net income	$5,416	$3,841	$15,877	$12,891
Amortization of intangibles	441	201	1,322	613
Merger and restructuring charges, net of tax benefit	169	80	353	235
Capital charge	(3,580)	(2,799)	(10,615)	(8,191)

Shareholder value added	$2,446	$1,324	$6,937	$5,548

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.
(2)	Tangible common equity ratio equals common shareholders’ equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets.
(3)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods beginning January 1, 2006 includes the MBNA acquisition; prior periods have not been restated.